Exhibit 10.57

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF WISCONSIN

INFIGEN, INC.,
Plaintiff,
vs.	Case No. 98 C 0431 C

ADVANCED CELL TECHNOLOGY, INC., STEVEN L. STICE
Defendants.

FINAL SETTLEMENT AGREEMENT

THIS FINAL SETTLEMENT AGREEMENT (the “Agreement”) is entered into this 6th day of August, 1999, among INFIGEN, INC., a Delaware corporation, whose principal place of business is 6908 River Road, DeForest, Wisconsin 53532 (“Infigen”), and ADVANCED CELL TECHNOLOGY, INC. (“Advanced Cell”) a Delaware corporation, whose principal place of business Is One Innovation Drive, Worcester, Massachusetts 01605, and STEVEN L. STICE (“Dr. Stice”), an individual, whose business address is University of Georgia, 125 Cedar Street, Athens, Georgia 30602.

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I. CONSENT JUDGMENT AND INJUNCTION:

1.  Advanced Cell and Dr. Stice agree to a Consent Judgment that U.S. Patents 5,496,720 and 5,096,822 are valid. enforceable and infringed.  This Consent Judgment in the form of Exhibit A hereto will be binding upon the parties to the action, their officers, agents, servants, and employees.

2.  Advanced Cell and Dr. Stice agree that the Consent Judgment will include a permanent injunction against Advanced Cell and Dr. Stice, their officers, agents, servants, and employees with respect to the claims of U.S. Patents 5,496,720 and 5,096,822, as interpreted by the Court’s opinion and order dated June 24th, 1999 as amended July 6, 1999.

II. CASH PAYMENTS

1.  Advanced Cell and Dr, Stice will pay within 90 days of execution of this Agreement (the “Effective Date”) the amount of $250,000 in cash (by wire transfer).

III. NON-EXCLUSIVE LICENSE GRANT

1.  Infigen will grant to Advanced Cell a non-exclusive, royalty-free, fully paid up license in and to Infigen’s now

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pending and future patent applications for seven-and-a half years from the Effective Date, and issued patents for use in the field for human cell therapy using nuclear-transfer-derived cells.

2.  During the term of the license referred to in paragraph 1 above, Advanced Cell may, at its cost, take over prosecution or maintenance of any licensed Infigen patent applications or issued patents that Infigen determines not to further prosecute or maintain.

IV. FUTURE PAYMENTS

1.  Advanced Cell will pay Infigen $687,500 in cash over a 3-year period from the Effective Date.  Payments totaling at least $208,333 must be made within twelve months after the Effective Date.  Payments totaling $416,667 must be made within 18 months after the Effective Date.  Payments totaling $625,000 must be paid within 24 months after the Effective Date, and the entire $687,500 paid within 36 months after the Effective Date.

2.  Notwithstanding the foregoing, the above $687,500 payment may be reduced to $550,000 if:

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(a)  Advanced Cell pays such $550,000 in cash to Infigen within twelve (12) months after the Effective Date (resulting in a $137,500 reduction in the amount otherwise due); or,

(b)  Advanced Cell provides notice of termination of the non-exclusive license set forth above to Infigen within twelve (12) months of the Effective Date.  In such event payments totalling $166,666 by month 12, $333,333 by month 18, $500,000 by month 24 and $550,000 by month 36, shall be made.

3.  It is the desire of Infigen, and the intent of Advanced Cell, that by this Agreement Advanced Cell shall provide security to Infigen with regard to the future payment of all outstanding settlement amounts as described herein.  Accordingly, as security for Advanced Cell’s payment obligations hereunder, Advanced Cell will grant Infigen a first security interest in all of its current and future equipment, including, but not limited to, laboratory equipment, office equipment, and furniture (the “Equipment”).

Advanced Cell will provide Infigen with a complete list of such Equipment, within 30 days after the Effective

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Date, and will represent and warrant that the list constitutes all of its Equipment.  Advanced Cell further represents and warrants that the Equipment is wholly owned by Advanced Cell and is or will not be pledged to any third party or otherwise encumbered. In this regard, Infigen will have the right to make any and all UCC and other filings on such existing and future Equipment as may be appropriate in order to perfect its security interest in the Equipment.

Advanced Cell further agrees that the list of Equipment shall be amended from time to time, but not less than quarterly, to add any additional Equipment.  Advanced Cell also agrees that Infigen shall have a security interest in any additional Equipment, whether or not such Equipment is contained on an amended list of Equipment.

It is the further desire of Infigen, and the intent of Advanced Cell, that Advanced Cell not take any action that would impair the ability of Advanced Cell to make the settlement payment or payments described herein.  Accordingly, Advanced Cell agrees that it shall not sell, transfer, convey, license or otherwise encumber any Advanced Cell assets, including but not limited to patents, patent applications, confidential information, trade secrets, or Equipment that would materially adversely affect

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Advanced Cell’s payment obligations to Infigen.  Any attempted sale, transfer, conveyance, license or other encumbrance of any Advanced Cell assets that would materially adversely affect Advanced Cell’s payment obligations to Infigen shall be void.

In the event of a payment default or an uncured default under this Agreement, Infigen shall have the right to immediately accelerate all amounts payable, to foreclose on its security interest and take possession of all listed and unlisted Equipment, and to take any other appropriate actions.

Jurisdiction and venue to enforce the provisions set forth above shall be in the Western District of Wisconsin.

V. DISMISSALS OF LITIGATION

1.  The lawsuit filed in the Superior Court Department of the Trial Court Worcester Division of the Commonwealth of Massachusetts by Advanced Cell against Infigen and Mr. Golueke (99-0218C) will be dismissed with prejudice.  Infigen will dismiss with prejudice its countersuit in that case.

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2.  The lawsuit filed by Infigen against Advanced Cell and Dr. Stice, (98 C 0431-C) will be dismissed with prejudice, provided, however, that there will be a judgment entered on the verdict of the jury on the trade secret misappropriation claim in favor of the Defendants and against Plaintiff.

VI.   RELEASES

1.                                       INFIGEN’s Release.  Infigen, for itself and its agents, successors and assignees, does hereby forever release and discharge Advanced Cell and Dr. Stice, and any of its past or present agents, employees, officers, directors and attorneys from causes of actions, losses, promises, damages, costs, expenses, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the actions, conduct, omissions, or events alleged in the Wisconsin and Massachusetts Actions. This release expressly includes all claims relating to any animals produced or in utero as of the Effective Date.

2.                                       ADVANCED CELL’s Release. Advanced Cell, for itself and its agents, successors and assigns, does hereby

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forever release and discharge Infigen, and any of its past or present agents, employees, officers, directors and attorneys from causes of actions, losses, promises, damages, costs, expenses, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the actions, conduct, omissions, or events alleged in the Wisconsin and Massachusetts Actions. This release expressly includes all claims relating to any animals produced or in utero as of the Effective Date.

3.                                       DR.STICE’s Release.  Dr.Stice, for himself and his agents, successors and assigns, does hereby forever, release and discharge Infigen, and any of its past or present agents, employees, officers, directors and attorneys from causes of actions, losses, promises, damages, costs, expenses, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the actions, conduct, omissions, or events alleged in the Wisconsin Action.  This release expressly includes all claims relating to any animals produced or in utero as of the Effective Date.

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VII. MISCELLANEOUS

1.                                       The terms of this settlement will remain confidential. The parties agree to issue a joint press release regarding this settlement.  All parties must agree to the terms of the press release before it is made public.  It is agreed that Advanced Cell and Infigen shall have the right to make statements to investors, or to others as required by law, about the terms of this settlement.

2.                                       Notwithstanding the foregoing, Dr. Stice shall not be precluded from making any statement, written or verbal, incluing but not limited to an independent press release about the fact that a jury found no misappropriation of trade secrets, and Dr. Stice agrees that he will provide a copy of any press release to counsel for Infigen in advance of publication.

3.                                       Each party represents and warrants that it has the power to enter into this Agreement and to consummate the transactions contemplated herein, and nothing herein conflicts with any obligation or right of such party or requires consent of any third party to effectuate.

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4.                                       The parties expressly agree that this Agreement shall be enforceable in Federal Court in Madison, Wisconsin, before Judge Crabb, who will retain jurisdiction for purposes of enforcing this Agreement.

5.                                       Counterparts.  This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument when each party has signed at least one counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereof by an authorized representative of each on their behalf, and each of these covenants that this instrument is a voluntary act of each said Party and that the manner of execution by said Party is sufficient to constitute a solid and binding irrevocable agreement on its behalf and on which other may rely.

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Understood and agreed this 6th day of August, 1999.

/s/ Dale Schwartz	/s/ Michael West	/s/ Steven Stice
Infigen, Inc.	Advanced Cell	Dr. Steven Stice
By Dale Schwartz	Technology Inc.
By Dr. Michael West

Approved	Approved	Approved

/s/ Douglas E. Olson	/s/ Robert H. Stier	/s/ Michael P. Erhard
Douglas E. Olson	Robert H. Stier Jr.	Michael P. Erhard
Attorney for Infigen, Inc.	Attorney for Advanced Cell	Attorney for Steven Stice
Technology, Inc.

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IN THE UNITED STATES DISTRICT COURT

FOR THE WESTERN DISTRICT OF WISCONSIN

INFIGEN, INC.,	OPINION AND
ORDER
Plaintiff,
v.	98-C-0431-C

ADVANCED CELL TECHNOLOGY, INC. and STEVEN L. STICE,

Defendants.

In this civil case, plaintiff Infigen, Inc. is suing defendants Advanced Cell Technology, Inc. and Steven L. Stice for infringement of two patents and for theft of trade secrets and common law misappropriation.  The case is before the court on plaintiff’s motion for partial summary judgment, defendants’ motion for partial summary judgment and for construction of certain claims of plaintiffs U.S. Patent No 5,496,720. Jurisdiction is present 28 U.S.C. § 1338.

Plaintiff’s ‘720 patent is directed to a process for activating bovine oocytes (unfertilized eggs) for use in cloning.  The activation process is an artificial means of stimulating embryo development without the use of spermatozoa.  In the ‘720 patent,

A copy of this document has been mailed to the following
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this 24th day of June, 1999 by

plaintiff lays claim to a specific process that involves an increase in intracellular levels of divalent cations (ions such as calcium that are charged positively with the ability to accept two free electrons), followed by a reduction in the phosphorylation of cellular proteins before placement of the cell in a culture medium such as the one claimed in plaintiffs U.S. Patent No. 5,096,822.  In plaintiffs view, its ‘720 patent covers this activation process whether it takes place before or after the oocyte has received a donor cell containing desirable DNA and it does not require that the introduction of the divalent cations precede the administration of the chemical that reduces the phosphorylation of cellular proteins, so long as the actual chemical reactions occur in sequence.  Moreover, according to plaintiff, the activation process is parthenogenic because it takes place without spermatozoa and does not lose its parthenogenic character simply because it is applied to an oocyte after fusion with a donor cell containing a blastomere that by definition contains genetic material from a male.

Defendants’ position is that the, ‘720 patent was written to cover a process in which a scientist would remove the nucleus from the oocyte and activate the enucleated oocyte before fusing the donor cell to the oocyte and that for two reasons, the patent’s claims do not cover defendant Advanced Cell’s present practice of fusing a donor cell before activating the nuclear transfer product.  First, an oocyte that has received a donor cell is no longer referred to as an oocyte but as a nuclear transferred embryo.  Not only does plaintiff use this term, itself in the patent, but persons of ordinary skill in the art would do the same.  Thus, defendants argue, it is clear that plaintiff’s process, which is directed to the activation of an, oocyte, applies only to the activation of an unfertilized egg that has not been fused with a donor cell.

Second, plaintiff refers in the patent to a parthenogenically-activated recipient oocyte and defines the term parthenogenic activation as producing an embryonic cell without “any contribution from a male gamete. ‘720 patent, col. 2, In. 45-46. By definition, say defendants, this excludes activation of a fused product, because such a product would contain a blascomere containing genetic material contributed by a male gamete earlier in the process. Thus, by referring to parthenogenic activation, the inventors limited the claims to cover only the process in which activation of the oocyte precedes its fusion with a donor cell.

The three terms in dispute requiring construction are “oocyte,” “in sequence” (as referring to the increase in divalent cations and the reduction in phosphorylation) and “parthenogenic activation.” I conclude that, as used in 1 claims and 18 of the, ‘720 patent, “oocyte” refers to an unfertilized egg in either its natural state or one whose nucleus has been removed or replaced with a foreign nucleus; “in sequence” means the order in which the chemical processes of increasing levels of divalent cations and reducing phosphorylation take place and not to the order in which chemicals are added to produce those reactions; and “parthenogenic activation” refers to any form stimulating embryo development without the use of spermatozoa, even if carried out on a nuclear fused oocyte.

From the evidentiary hearing held on claim construction, I make the following findings of fact.

FACTS RELEVANT TO CLAIM CONSTRUCTION

Plaintiff Infigen, Inc. is a corporation doing research in animal cloning procedures.  Defendant Advanced Cell Technology, Inc. is a corporation engaged in the same kind of work.  Defendant Steven L. Stice has worked for defendant and for plaintiff’s predecessor and has recently founded a third company in Georgia to work in the field of animal cloning.

The technology at issue involves the cloning of cattle, and transgenic cattle in particular. A transgenic cow is one that has had DNA introduced artificially into one or more of its cells. The value of such a cow is that it is capable of producing a transgene product, that is, one not naturally present in cattle, such as a pharmaceutical drug.  Researchers hope to be able to manipulate cattle genes so that transgenic cattle will produce a transgene product in their milk that can be extracted from the milk or consumed with it.

Producing a transgene product begins with a cloning phase One method of cloning is to start with an unfertilized egg, or oocyte, that has been isolated from a cow.  The nucleus is removed, producing an enucleated oocyte.  At this stage, the enucleated oocyte might be activated according to the method described in plaintiff’s ‘720 patent, after which a donor embryonic cell from a cow containing a desired nucleus that has been manipulated to contain new DNA inside it would be transferred to the activated oocyte and fused with it. Alternatively, the activation process would occur after the recipient oocyte has been fused with the donor cell.  Whatever the sequence, the next step is to transfer the fused and activated cell to a culture medium.  If and when the product develops into an embryo, it is transferred to the womb of a surrogate mother cow, to develop into a calf.  The two processes are set out in chart form below:

l.  Claim language

The relevant claims of plaintiff’s ‘720 patent read as follows:

1.  A process for the in vitro parthenogenic activation of a bovine oocyte comprising the following steps in sequence:

a.  increasing intracellular levels of divalent cations in the oocyte; and

b.  reducing phosphorylation of cellular proteins in the oocyte.

8.  The process of claim 1 wherein the intracellular levels of divalent cation are increased by treatment with ethanol.

9.  The process of claim 1 wherein the intracellular levels of divalent cation are increased by treatment with caged chelators.

18.  A process for the in vitro parthenogenic activation of a 10-52 hour bovine oocyte comprising the following steps in sequence:

a.  increasing intracellular levels of divalent cation in the oocyte by introducing a divalent cation into the oocyte ctyoplasm; and

b.  reducing phosphorylation of cellular proteins in the oocyte wherein phosphorylation of cellular proteins is reduced by adding a serine-threonine kinase inhibitor to the oocyte in an amount effective to inhibit phosphorylation.

2.  Specifications

In the Summary of the Invention, the inventors provide that the invention is directed to at least three ends: 1) a process for parthenogenically activating mammalian oocytes comprising increasing intracellular levels of divalent cations in the oocyte and reducing phosphorylation of cellular proteins in the oocyte; 2) a process for parthenogenically activating a 10-52 hour mammalian oocyte in the same manner; and 3) a method for transferring a nucleus from a donor embryonic cell to a parthenogenically-activated recipient oocyte and culturing the resulting nuclear transferred embryo in vitro or in vivo. ‘720 patent, col. 3, In. 28-62.

In the same paragraph, the inventors describe the last two steps of their method as “transferring the nucleus to the enucleated recipient parthenogenically-activated oocyte to form a nuclear transferred oocyte; and forming a single cell embryo from the nuclear transferred oocyte.”  See col 3. In. 60-62. At col. 15, In. 6, they refer to a fused donor cell and parthenogenically-activated oocyte as a fused nuclear transfer embryo.  At col. 16, In. 46, oocyte is used to refer to an electrofused nuclear transfer.

In col. 5, In. 6-9, the inventors explain that they use the term oocyte to refer to the “recipient oocyte” (suggesting both the oocyte that is to receive a donor cell and one that has received such a cell) and that they define it as an oocyte that “develops from an oogonium and, following meiosis, becomes a mature ovum.” (Webster’s Third International Dictionary of the English Language Unabridged, Merriam-Webster, Inc. p. 1578 (1993), defines oogonium as “one of the descendants of a primordial germ cell that give rise to oocytes.” The same source defines meiosis at p. 1405 as “the sequence of complex nuclear changes resulting in the production of cells (as gametes) with half the number of chromosomes present in the original and typically involving an actual reduction division in which the chromosomes without undergoing prior splitting join in pairs with homologous chromosomes of maternal and paternal origin associated and then separate so that one member of each pair enters each daughter nucleus and a second division not involving reduction.”)

Describing the invention as it relates to nuclear transfer, the inventors explain a process in which enucleated oocytes are parthenogenically activated before a donor cell is inserted and fused with the recipient oocyte.  In the Detailed Description of the Invention, col. 4, they describe activation without reference to any sequence in the increase in calcium and a reduction in phosphorylation.  The inventors describe three experiments carried out with parthenogenically activated aged, young and 24-hour oocytes in nuclear transfer procedures.  Col. 14, In. 55 - col. 16, In. 52.  Before setting out the description of the experiments they carried out, the inventors note that the experiments “art illustrative of the present invention and are not intended to limit the invention in any way.” Col 9, line 44-46.

In col. 6, In. 60-64, the inventors note that “it appears that the initial calcium transient appears to be an upstream event which activates a cascade of cellular changes necessary for resumption of meiosis and the cell cycle.” At the end of the section, they state that the invention is not confined to the particular construction and arrangements described within the patent.  Col. 16. In. 49-52.

3.  Prosecution history

The inventors added the phrase “in sequence” to claims  1 and 18 in response to a statement by the examiner that it was unclear whether steps (a) and (b) occurred simultaneously or in sequence.  Trial Exh. #3, at Bates stamp 60258. In distinguishing the invention from prior art, the Inventors told the examiner that the prior art did not suggest parthenogenic activation as claimed in their application, that is, by increasing intracellular levels of divalent cations in the oocyte, followed by reducing phosphorylation of cellular proteins in the oocyte.  Id. at 60271.

4.  Extrinsic evidence

One of defendants’ witnesses was James Robl, Professor of Veterinary and Animal Research at the University of Massachusetts. Robl is a co-inventor on U.S. Patent No. 4,994,384, which was applied for in 1987, The patent uses the term oocyte to refer to an oocyte that has received a donor cell. See, e.g., ‘384 patent, col. 3, In. 46; col. 4, in 67-col. 5. In. 5. Robl was a co-author with defendant Stice of a paper published in 1988 in which the term oocyte was used to refer to an oocyte that had been fused with a donor cell. See Plt’s Htg. Exh. #27.

In three papers published in 1998, defendant Stice and other scientists used the term oocyte to refer to the product of fusion of a donor cell with a recipient oocyte.  See, e.g., Jose B. Cibelli, Steve L. Stice et al., Cloned Transgenic Calves Produced from Nonquiescent

Fetal Fibroblasts, 280 Science 1256 (1998) (“When the donor cell is fused to the recipient oocyte, which is arrested in the second metaphase in meiosis, the nuclear envelope breaks down and the chromosomes condense until the oocyte is activated.”) and 1258 n.12 (“successfully enucleated oocytes were fused with actively dividing CL 1 fibroblasts. After 2 to 4 hours, oocytes were then chemically activated” with calcium ionophore and DMAP); W. Michael Zawada, Steven L. Stice et al., Somatic cell cloned transgenic bovine neurons for transplantation in parkinsonian rats, 42 Nature Medicine 572 (1998) (describing activation of oocytes following fusion of recipient enucleated oocyte with individual donor fibroblasts); Jose B. Cibelli, Steve S. [sic] Stice et al., Transgenic Bovine Chimeric Offspring Produced from Somatic Cell-derived Stem-Like Cells (1998) (draft), Plt’s Hrg. Exh. #8, A 001494-95 (describing activation of oocytes that had been fused with donor cells).

FACTS FOUND TO BE UNDISPUTED FOR PURPOSE OF SUMMARY JUDGMENT

From the findings of fact proposed by the parties, I find the following facts to be undisputed.

Plaintiff Infigen, Inc is a Delaware corporation with its principal place of business in Madison, Wisconsin. Defendant Advanced Cell Technology, Inc. is a Delaware corporation with its principal place of business in Worcester, Massachusetts.  The defendant company was founded in 1994 to develop and commercialize technologies related to the genetic modifications of cells and the use of those cells to produce cloned transgenic animals for agricultural and biomedical applications.  Defendant Steven L. Stice is an individual and a named inventor on the ‘720 patent.

In a letter dated June 23, 1997, counsel for plaintiff’s predecessor in interest wrote defendant Advanced Cell to alert it to the possibility that it was using a culture medium covered by plaintiff’s ‘822 patent and might be infringing the ‘720 patent as well. (Defendants have stipulated that the CR1 and CR2 media they used are within the scope of claims 1-7 and 9-12 of the ‘822 patent; plaintiff has stipulated that the ACM medium defendant Advanced Cell uses does not infringe.) This was the first written notice either defendant had received of plaintiff’s claims of patent infringement.

On September 25, 1997, defendant Advanced Cell executed a Development and Commercialization Agreement with Genzyme Transgenics. Both companies were interested in developing transgenic cattle that would produce recombinant human serum albumin in their milk and in commercializing such a product.  Commercialization would require approval of the United States Food and Drug Administration.

Plaintiff has never sold, leased or offered for sale any articles, products or things practicing the inventions of the ‘822 patent.

Defendant Advanced Cell began infringement of plaintiff’s ‘720 patent in 1994. It has been using CR1 and CR2 media since at least 1996.

Defendant Stice was the chief scientific officer at defendant Advanced Cell, in charge of research and developmental activities and responsible for all scientists working on this research and development.  He supervised the work of the technicians at the company.

OPINION

A. Claim Construction

Claim construction is the first step in analyzing an allegation of patent infringement and must be decided by the court, because it is a question of law, See Markman v. Westview Instruments. Inc., 517 U.S. 370, 372 (1996). Until the claim has been construed, it is not possible to make the factual determination that is the second step of the infringement analysis: whether the accused product or method infringes the claims of the patent.  It is black letter law that claim construction begins and usually ends with a consideration of “intrinsic evidence” only, that is, the claims themselves, the written description portion of the patent specification and the patent’s prosecution history. See, e.g., Digital Biometrics, Inc. v. Identix, Inc., 149 F.3d 1335, 1343-44 (Fed. Cir. 1998). A court is to give claim terms their ordinary meaning, unless the inventor has made it clear in the patent or file history that the term has a special meaning. See, e.g., Vitronics Corp. v. Conceptronic, Inc., 90 F.3d 1576, 1582 (Fed. Cir. 1996). Further, the claims are to be read in view of the specifications, see Markman., 52 F.3d 967, 979 (Fed. Cir. 1995), aff'd, 517 U.S. 370, but the claims may not be interpreted by adding words or concepts from the specifications that do not appear in the claims, See Electro Medical Systems S A, v. Cooper Life Sciences, Inc., 34 F.3d 1048, 1054 (Fed. Cir. 1994). “The written description part of the specification itself does not delimit the right to exclude.  That is the function and purpose of claims.” Markman, 52 F.3d at 980.

1.  Oocyte

Defendants assert that the patent distinguishes between enucleated “oocytes” and nuclear-transferred “embryos,” both in its language and by the specifications’ exclusive reference to the activation of enucleated oocytes, but a reading of the patent does not bear out defendants’ assertion.  The inventors do not use “oocyte” to refer only to a pre-fused cell and nothing in the patent suggests that the term should be read in this restricted manner.  The inventors define oocyte in three ways: 1) as developed from an oogonium; 2) as a structure able to enter meiosis; and 3) a structure able to reach metaphase II of meiosis.  Throughout the patent, the inventors use the term oocyte broadly to refer to cells that are enucleated and to cells that are transferred and fused.  Because the inventors did not adopt the distinction between embryo and oocyte that defendants might wish they had and because nothing in the patent indicates that they intended to make such a distinction, it is not possible to infer from the patent language that the patented method refers only to a cloning method in which activation precedes fusion.

Except when the inventor uses a special meaning for a word, a court must give the term its ordinary meaning.  If there were any doubt that scientists such as the inventors of the ‘720 patent use the term oocyte as well as embryo to refer to the product of a recipient, enucleated oocyte and a donor cell, it would be resolved by the evidence that other scientists, including defendant Stice, used “oocyte” in this manner in scientific papers they wrote as recently as last year, as well as in others they wrote before the application for the ‘720 patent was filed in 1993. Although I do not believe that the interpretation is in doubt and am not relying on the evidence in the scientific papers, it would be permissible to do so to resolve any remaining ambiguity in the use of the term.  For that reason, I am denying defendants’ motion to strike all references to extrinsic evidence from plaintiff’s brief. See Vitronics Corp., 90 F.3d at 1583 (extrinsic evidence may be considered, if needed, to assist in determining meaning or scope of technical terms after court has looked to language of claims, specification and prosecution history).

Defendants are correct that the ‘720 patent specification describes a cloning process in which activation precedes fusion, but incorrect in arguing from this that the patent is limited to the activation of pre-fused, enucleated oocytes. It is black letter law that claims are not limited to the embodiment described in the patent specifications.  See, e.g., Electro

Medical Systems, SA, 34 F.3d at 1054. Moreover, a patent claim may encompass uses not anticipated by the inventor and therefore not described in the patent. See SRI Int'l v. Matsushita Electric Corp., 775 F.2d 1107, 1121 (Fed. Cir. 1985) (patent applicant is not required to describe in specification every conceivable future embodiment of invention). Therefore, it is irrelevant that the ‘720 patent specifications describe experiments in which activation precedes fusion, provided that the claim language is broad enough to include a process in which fusion precedes activation.  The language of claims 1 and 18 is not limited to either sequence; the claims cover the method of activation without specifying when in the cloning process it must occur.

2.  In sequence

Defendants argue that when the inventors spoke of steps “in sequence,” they meant that that chemicals leading to the increase in divalent cations and then to the reduction in phosphorylation must be added in sequence.  They maintain that no other reading of the claim language is logical, particularly, because in their view, scientists did not understand the sequential reaction of these two processes in 1993.

Claim 1 claims a process for in vitro parthenogenic activation of an oocyte “comprising the following steps in sequence”: the increase of intracellular levels of divalent cations in the oocyte and the reduction of phosphorylation of cellular proteins in the oocyte.

Contrary to defendants’ assertion, the plain meaning of the language is that the steps occur in sequence; that is, step a occurs before step b. The claim recites a result.  The claim says nothing about the administration of chemicals to achieve the reactions or the order in which such chemicals might be administered. Therefore, it is not limited to a method in which the chemicals are administered in sequence, rather than simultaneously, so long as the resulting reactions occur sequentially.  As to the argument that scientists would not have understood the sequential nature of the reactions when the ‘720 patent application was filed, the patent specifications includes the inventors’ observation that the initial calcium transient “appears to be an upstream event.” Col. 6, In. 61-62.

The language of other claims in the patent does not demonstrate that the inventors intended that claim 1 refer to both treatments and results.  Claims 8 and 9 are claims that depend on claim 1. They recite specific processes to achieve the results claimed in claim 1. Claim 18 is an independent claim. Like claims 8 and 9, it claims specific ways of achieving the result claimed in claim 1. The legal presumption is that the use of different words or phrases in separate claims implies a significant distinction between the claims.  See Tandon Corp. v. United States Int’l Trade Comm’n, 831 F.2d 1017, 123 (Fed. Cir. 1987).

The specification language does not mandate a different meaning of “in sequence.” In describing one of the experiments, the inventors refer to sequential treatment and describe the time it takes for the sequential steps to occur after administration of particular chemicals,

‘720 pat., col. 10, In. 54-55, but they do so using very different language from the language they use in claim 1. Instead of reciting the steps as they occur in sequence, as they do in claim 1, they refer explicitly to the timing of the treatments administered.

The prosecution history does not mandate a different understanding of the term “in sequence.” Although the term was added during the prosecution of the application, there is no indication that it was added to refer to the timing of the administration of chemicals rather than to the order in which the steps described in (a) and (b) occur.  Rather, the evidence is that it was added in response to a comment by the examiner that it was unclear whether “step (a) and step (b) occur simultaneously or in sequence.”

Defendants have a final argument on this point that they raise for the first time in their reply brief and fail to develop, Relying on a concurring opinion in one case from the Federal Circuit, Seal-Flex, Inc. v. Athletic Track and Court Construction, 172 F.3d 836 (Fed. Cir. 1999) (Rader, J., concurring), they argue that as claim 1 is written, it is a “step-plus-function “within the scope of 35 U.S.C. § 112, ¶6. Paragraph 6 provides that

An element in a claim for a combination may be expressed as a means or step for performing a specified function without the recital of structure, material, or acts in support thereof, and such claims shall be construed to cover the corresponding structure, material, or acts described in the specification and equivalents thereof.

Defendants maintain that under this provision, claim 1 must be read as covering the corresponding acts described in the specification because the claim is written to cover functions without specifying how the functions are to be achieved.  It may be that defendants are correct.  It is not possible to know from the scant fifteen lines in their brief or the twelve sentences of their argument at the evidentiary hearing exactly what their theory is on this complex question of patent construction.  The law in this circuit is that “[a]rguments that are not developed in any meaningful way are waived.” Central States, Southeast and Southwest Areas Pension Fund v. Midwest Motor Express, Inc., 1999 WL

371671, *7 (7th Cir. 1999); see also Finance Investment Co. (Bermuda)  Ltd. v. Geberit AG, 165 F.3d 526, 528 (7th Cir. 1998).

3.  Parthenogenic activation

The ‘720 patent claims a process for “in vitro parthenogenic activation of a bovine oocyte.” The patent defines “parthenogenic” as “the ‘production’ of embryonic cells, with or without eventual development into an adult, from a female gamete in the absence of any contribution from a male gamete (Kaufman 1981).” ‘720 pat., col. 2, In. 43-46. Although this definition is included in the “Description of Prior Art,” it is the only definition given in the patent specifications.  Defendants argue that this definition cannot be read to cover the activation of a recipient oocyte containing a blastomere because by definition, a blastomere contains genetic material contributed by both a female and a male gamete.

Oddly enough, despite having made this argument in their brief on claim construction, defendants say in their brief in opposition to plaintiff’s motion for partial summary judgment, that “defendants have activated only nuclear transfer embryos parthenogenically.” Br. at 7 (emphasis added). In making this statement and using “parthenogenically” to refer to the activation of a oocyte recipient that has had a blastomere fused to it, defendants seem to be conceding the very point they argue on claim construction.  At the least, defendants’ statement is a strong indication that the term parthenogenic covers any activation that takes place without the use of sperm, whether the oocyte being activated has received a blastomere or is still waiting for one.  This conforms to the logical reading of the definition, in which it is clear that it is the process (i.e., activation) that takes place in the absence of any contribution from a male gamete.  Even if a blastomere is fused with the oocyte before activation, the male chromosomes in the blastomere do not play any role in the activation process.  I conclude that production of embryonic cells is parthenogenic if the activation process does not involve spermatoza, regardless whether the recipient of activation contains male genetic material.

B. The Parties’ Motions for Partial Summary Judgment

In its motion for partial summary judgment, plaintiff asks for judgment on the following issues of infringement:

1.  Defendants’ infringement of claims 1-7, 9-12 of the ‘822 patent by their use of CR1 or CR2 media;

2.  Defendants’ infringement of claims 1-7, 9-12 of the ‘822 patent by their use of CR1or CR2 media as control media;

3.  Defendants’ infringement of claims 1, 7, 10-12 of the ‘822 patent by their use of CR2 media in the absence of bovine serum albumin;

4.  Defendants’ infringement of claims 1-6, 10-13 and 15-23 of the ‘720 patent by their use of methods of their alleged “sequential” activation of oocytes;

5.  Defendants’ infringement of claims 1-6, 10-13 and 15-23 of the ‘720 patent by their use of methods of their alleged “simultaneous” activation of oocytes; and

6.  Defendants’ infringement of claims 1-6, 10-13 and 15-23 of the ‘720 patent by their use of methods of their alleged “sequential” activation of oocytes used as a control activation method.

In their own motion for partial summary judgment, defendants are seeking a judgment that plaintiff cannot prevail on its claims of infringement because it cannot prove that it has complied with the statutory notice requirements of 35 U.S.C. § 287 and because any allegedly infringing activity undertaken by defendants after September 25, 1997 is excused under the provisions of 35 U.S.C. 5 271(e)(l) (the “safe harbor” provision). When they filed their motion, defendants included an allegation that they were entitled to partial summary judgment on plaintiff’s claim that defendants had infringed the ‘822 patent.  They have since stipulated to the fact that the CR1 and CR2 media that they used are within the scope of claims 1-7 and 9-12 of plaintiff’s ‘822 patent.  They also expanded their motion for partial summary judgment.  In their briefs in support of their own motion and in opposition to plaintiff’s motion, defendants raised two new arguments for exempting them from liability for infringement: estoppel and a common law research or experimentation exception for infringing acts.

1.  Plaintiff’s entitlement to damages for pre- June 23, 1997 activity

Although admitting that they used plaintiff’s patented culture media and oocyte activation method before June 23, 1997, defendants argue that they are not liable to plaintiff for damages for these uses for two reasons. 1) Plaintiff failed to mark its culture medium, as required under 35 U.S.C. § 287, and 2) plaintiff is estopped from proving its entitlement to damages.

a.  Marking

35 U.S.C. § 287 makes it a prerequisite to the recovery of damages for infringement that patented articles placed in commerce be marked with the word “patent” or its abbreviation and the patent number.  Section 287 does not apply to patent owners who do not sell articles covered by the patent or authorize others to sell such articles.  Defendants concede that the statute does not apply to alleged infringement of process or method claims, such as those in the ‘720 patent, see American Medical Systems Inc. v. Medical Engineering Corp., 6 F.3d 1523, 1538 (Fed. Cir. 1993) (“ordinarily, where the patent claims are directed only to a method or process, there is nothing to mark”), but they continue to believe the statute applies to the culture media that are the subjects of the ‘822 patent, despite the undisputed fact that plaintiff never sold or leased the culture media or offered them for sale.  They try to avoid the force of cases such as Loral Fairchild Corp. v. Victor Co. of Japan, Ltd., 906 F. Supp. 813, 816 (E.D. N.Y. 1995) (marking statute does not apply to patent owner who neither sells nor authorizes another to sell articles covered by patent) (citing Wine Railway Appliance Co. v. Enterprise Railway Equipment Co., 279 U.S. 387, 398 (1936)), by raising for the first time in their reply brief the argument that the marking statute comes into play because a third-party vendor, Specialty Media, sold culture media covered by the ‘822 patent.  Defendants concede that they do not know the arrangement under which Specialty Media made sales, but argue that if the sales were authorized by plaintiff, the failure to mark the products deprives plaintiff of the right to collect damages.

For two reasons, this argument offers no help to defendants.  First, the argument was not raised until the reply brief, thus giving plaintiff no opportunity to respond to it.  See James v. Sheahan, 137 F.3d 1003, 1008 (7th Cir. 1998) (arguments raised for first time in reply brief are waived).  Second, as defendants admit, they do not know how Specialty

Media came to be selling culture media covered by the ‘822 patent.  Defendants have not come forward with sufficient evidence to show that they would have a disputable issue of fact on their claim that Specialty Media’s sales make the remedies for violation of § 287 unavailable to plaintiff. They have not adduced any facts from which an inference could be drawn that plaintiff knew of Specialty Media’s sales and approved them, or at least acquiesced in them.

Defendants’ motion for partial summary judgment will be denied with respect to defendants’ claim that plaintiff's failure to comply with the marking statute prevents it from recovering damages for defendants’ infringing use of the ‘720 methods and the ‘822 culture media.

b.  Estoppel

As a threshold matter, plaintiff objects to any reference to a defense of estoppel because defendants never pleaded it as an affirmative defense in their answer and plaintiff would be prejudiced if the court allowed defendants to raise the defense at this late stage in the proceedings after discovery has closed.  Plaintiff is correct.  See Bank Leumi Le-Israel., B.M, v. Lee, 928 F.2d 232, 235 (7th Cir. 1991) (failure to plead an affirmative defense results in waiver of that defense). See also LINC Finance Corp. v. Onwuteaka, 129 F.3d 917 (7th Cir. 1997) (defendant who admitted in answer that plaintiff was suing in its capacity as assignee could not assert for first time in opposition to plaintiff’s motion for summary judgment that plaintiff lacked standing to sue as an assignee). I conclude that defendants waived any defense of estoppel by failing to plead it as required under Fed. R. Civ. P. 8(c).

Even if defendants had not waived the defense, however, it would do them no good.  Although defendants mount a multi-faceted estoppel argument, they cannot sustain it.  The argument begins with their assertion that if plaintiff did not authorize Specialty Media to sell the ‘822 culture media, plaintiff must have known that the selling was going on and therefore, must have acquiesced in the sale of an unmarked product, leading defendants and others to think that plaintiff did not intend to enforce it rights under the ‘822 patent.  As a second instance of misleading conduct, defendants allege that lawyers working for a predecessor of plaintiff told defendant Stice and his co-workers that the patent protection provided by the ‘822 patent was weak and that the patent could be designed around easily.

Estoppel requires reliance and material prejudice in addition to misleading conduct by the party to be estopped.  For the reliance element, defendants argue that they relied on plaintiff’s silence both in the face of publications in which defendants cited their use of the culture media and of the knowledge of Specialty Media’s sales.  As to prejudice, defendants say that they will be hurt financially if plaintiff can proceed on its claim of infringement of the ‘822 patent.

As I noted in discussing the claim of noncompliance with the marking statute,

defendants have proposed no facts concerning the Specialty Media sales, including the critical ones involving plaintiff’s knowledge of the sales and the arrangements made between plaintiff and Specialty Media.  In the absence of those facts, I can draw no inferences either of express or implied authorization or of misleading silence in the face of infringement.  As to the assertion that plaintiff is estopped by statements made by a predecessor company’s attorneys, little need be said.  Defendants have not shown that the statements are admissible in evidence.  They appear to be hearsay that is not covered by any exception to the rule prohibiting the admission of hearsay into evidence.  (Whether they violate an attorney-client privilege is another, separate question, irrelevant to resolution of the pending motions.)  In addition to the hearsay problems, defendants have not shown that the statements were either made, adopted or authorized by plaintiff or that if they were, they would demonstrate plaintiff’s intent not to enforce the ‘822 patent.  In short, even if I were to address defendants’ estoppel argument, it is a non-starter, for a myriad of reasons.

Plaintiff has moved to strike defendant Stice’s affidavit in support of the proposition that he gathered from the lawyers that the ‘822 patent protection was thin.  The motion is unnecessary because I am not giving the affidavit any consideration.

2.  Plaintiff’s entitlement to damages for infringement occurring after June 23,1997

Defendants concede that they have used the methods in the ‘720 patent and the culture media covered by the ‘822 patent since receiving notice of infringement in June 1997, but they deny liability for these post-notice activities on two grounds. 1) Their acts are a permitted exception to infringement under 35 U.S.C. § 271(e)(l) and 2) their acts come within a research exception to infringement.

a.  Section 271(e)(l)

In the 1984 Drug Price Competition and Patent Term Restoration Act, Congress enacted legislation designed to advance the development of generic substitutes for patented prescription drugs.  Recognizing both that drug patent holders often were deprived of the value of as much as seven to twelve years of patent protection because of the time it took after the patent issued to obtain the FDA approval required for marketing the drug and that under the existing law companies could not begin the lengthy process of developing generic drug substitutes until after the prescription drug patent had expired, Congress devised a scheme involving a trade-off between the two groups.  See Ell Lilly v. Medtronic, Inc., 496 U.S. 661, 670 (1990); Telectronics Pacing Systems v. Ventritex. Inc.. 982 F.2d 1520, 1524 (Fed. Cir. 1992). Patents relating to human drug products and to medical devices, food additives or color additives subject to regulation under the Federal Food, Drug, and Cosmetic Act can be extended up to five years if the product “was subject to a regulatory review period before its commercial marketing or use,” and “the permission for the commercial marketing or use of the product after such regulatory review period [was] the first permitted commercial marketing or use of the product under the provision of law under which such regulatory review period occurred.” See Eli Lilly, 496 U.S. at 670-71; 35 U.S.C. § 156(a). At the same time, Congress exempted from patent infringement the acts of making, selling or using a patented invention “solely for uses reasonably related to the development and submission of information under a Federal law which regulates the manufacture, use, or sale of drugs.  See Eli Lilly, 496 U.S. at 671; § 271(e)(l). Thus, holders of certain patents received an extended period of protection under the patent; in exchange, they were barred from collecting damages caused by otherwise infringing acts by persons engaging in such acts solely for uses reasonably related to complying with FDA requirements. See Eli Lilly, 496 U.S. at 671.

Defendants argue with little support that their use of plaintiff’s patented products and method comes within the § 271(c)(l) exception because they were working on the preliminary steps of a product that would need FDA approval when and if it was commercially viable, They rest their argument on the language of § 271(c)(1), which provides in pertinent part as follows:

It shall not be an act of infringement to make, use, offer to sell or sell within the United States or import into the United States a patented invention :...  solely for uses reasonably related to the development and submission of information under a Federal law which regulates the manufacture, use, or sale of drugs or veterinary biological products.

At first reading, it appears that if defendants are correct about the purpose for which they are using plaintiff’s patented products and method, their use is exempt from infringement under this provision.  As Eli Lilly holds, however, § 271(e)(1) is to be read in conjunction with § 156. Id. at 671-72. When that is done, it becomes apparent that § 271(e)(l) applies only to those patents identified in § 156(a) (4) and (5) that, among other things, cover certain specified products (including drug products, see § 156(f)) that were subject to a regulatory review period before their commercial marketing or use.  Neither of plaintiff’s patents covers a drug product; neither patent would have been eligible under § 156 for an extension in its term.  As Eli Lilly makes clear, the patent extension is the quid pro quo for the protection from infringement actions and vice versa.  A patent holder whose patent is ineligible for the five-year extension is not precluded from suing for infringement damages (except in unusual circumstances not present here, such as those involving patents pertaining to “follow-on” drug products rather than pioneers.)  See id. at 672 n.4.  Neither the ‘822 media nor the ‘720 method is subject to the use and sale exemption from infringement actions provided under § 271(e)(1).

Defendants have cited no cases that support their reading of § 27l (e)(1) as applying to any kind of product or method, whether or not it is a product identified in § 156(f).  My own research shows no cases granting the § 271(e)(1) exemption from the otherwise infringing use of any product other than those drugs, medical devices, food and color additives defined specified in § 156. See, e.g., Eli Lilly, 496 U.S. 661 (implantable cardiac defibrillator); AbTox, Inc. v. Exitron Corp., 122 F.3d 1019 (Fed. Cir. 1997) (medical device for sterilizing plasma); Glaxo, Inc. v. Novopharm, Ltd., 110 F.3d 1562 (Fed. Cir. 1997) (active ingredient in anti-ulcer medication); Telectronics Pacing Systems, 982 F.2d 1520 (implantable defibrillator); Ortho Pharmaceutical Corp. v. Smith, 959 F.2d 936 (Fed. Cir. 1992) (oral contraceptive); Amgen, Inc. v. Hoechst Marion Roussel, Inc., 3 F. Supp.2d 104 (D. Mass. 1998) (hormone that stimulated growth of red blood cells); Key Pharmaceuticals, Inc. v. Hercon Laboratories Corp., 981 F. Supp. 299 (D. Del. 1997) (transdermal patch); NeoRX Corp. v. Immunomedics, Inc., 877 F. Supp. 202 (D.N.J. 1994) (product for labeling proteins to detect and treat cancer); Infinitech, Inc. v. Vitrophage, Inc., 842 P. Supp. 332 (N.D. Ill. 1994) (perfluorocarbon used in retinal surgery); Baxter Diagnostics Inc. v. AVL Scientific Corp., 798 F. Supp. 612 (C.D. Cal. 1992) (medical devices).

Plaintiff has proposed a number of facts about the nature of the work that defendant Advanced Cell is doing for Genzyme pursuant to the agreement between the two, but it is not necessary to explore those proposals.  They are advanced to support plaintiff’s contention that even if § 271(e)(l) applied to the patents, Advanced Cell could not claim its benefits because the work the company is doing is not reasonably related to the development and submission of information to the FDA.  Because I agree with plaintiff that § 271 is not applicable, I will not express any opinion whether the uses Advanced Cell is making of plaintiff’s patented media and method in the work it is doing for Genzyme is related reasonably to the need to support an application to the FDA.

b.  Research exception

Casting about for additional reasons to deny plaintiff any damages for infringement, defendants suggest that they are exempt from liability under a common law research exception for their use of the ‘822 culture media.  Defendants do little to flesh out their suggestion, other than to assert that a jury should be permitted to decide “whether science — and mankind — benefits when researchers like Dr. Stice (and Dr. First) use otherwise patented technology as controls or otherwise in their university-based research laboratories.  A jury should decide whether a remote promise of some commercial success should override the benefits of such university-based research.” Defs’ Br. in Opp. to Infigen’s Br. for Partial Summ. Judgm., dkt. #145, at 6. The assertion is hardly persuasive.  In the first place, it is up to Congress to decide whether there should be an infringement exemption for university-based research laboratories.  So far, Congress has not seen fit to grant one.  See, e.g., Patent Competitiveness and Technological Innovation Act of 1990, H.R. 5598, 101st Cong. (1990), which was never passed but which, among other things, proposed exemptions from infringement liability for university research.  Second, Dr. Stice is being sued for work done in a commercial laboratory, not for work done in a university research setting.

There is a common law experimental exception to infringement, but its scope has never been explored in detail.  Generally, it seems to be what Justice Story described it as in Whittemore v. Cutter, 29 Fed. Cas. 1120, 1121 (C.C.D. Mass. 1813): an exemption from punishment for building “a machine merely for philosophical experiments, or for the purpose of ascertaining the sufficiency of the machine to produce its described effects.” See, e.g., Roche Products v. Bolar Pharmaceutical Co., 733 F.2d 858, 862-63 (Fed. Cir. 1984) (finding experimental use exception to be “truly narrow” and refusing to expand it to cover use of patented drug for federally mandated premarketing tests prior to enactment of § 271 (e)(1)).

It is undisputed that defendants used plaintiff’s patented activation methods and culture media in their cloning experiments and that the purpose of those experiments was to develop transgenic cattle that could be used for commercial purposes, including the production of transgene products.  These were not “philosophical” experiments or experiments carried out merely to satisfy the curiosity of researchers; they were done as part of the ongoing business activities of defendant Advanced Cell.  No common law research or experimentation exception is applicable.

C.  Sanctions

In its reply brief in support of its motion for summary judgement, plaintiff asks that sanctions be imposed on defendants pursuant to Fed. R. Civ. P. 11 or 28 U.S.C. § 1927 for their assertion of defenses that have no basis in law or fact.  The motion for Rule 11 sanctions must be denied because Rule 11(c)(1)(A) requires both that such a motion “shall be made separately from other motions” and that it “not be filed with or presented to the court unless, within 21 days after service of the motion, the challenged paper... is not appropriately withdrawn or corrected.” Plaintiff neither filed its motion separately nor presented it to the court 21 days after serving it on defendants.

Plaintiff is correct that defendants’ defenses of estoppel, the safe harbor of § 271(e)(1) and the common law research or experimentation exception to infringement are not well thought through.  However, I do not find that they cross the line of objective unreasonableness and vexatiousness that this circuit requires for the imposition of a sanction under § 1927. See, e.g., Webster v. Methodist Occupational Health Centers, 141 F.3 1236, 1239 (7th Cir. 1998).  (In applying sanctions, Federal Circuit follows law of pertinent regional circuit.  See Seal-Flex, Inc. v. Athletic Track and Court Construction, 172 F.3d 836, 845 (Fed. Cir. 1999)).  I cannot say that counsel’s work has multiplied the proceedings vexatiously, although it did add to the effort required of plaintiff’s counsel in briefing and to the court’s workload.  Cf. Fox Valley Construction Workers v. Pride of Fox Masonry, 140 F.3d 661 (7th Cir. 1998) (imposition of § 1927 sanctions upheld when lawyer evaded service of process, gave untrue sworn testimony in affidavit regarding service of process, failed to file an appearance, filed baseless appeals with intent to delay proceedings, incorporated a second corporation in effort to keep client from having to pay debts and tried to avoid contempt proceeding by having client file bankruptcy proceeding).  See also Laitram Corp. v. Cambridge Wire Cloth Co., 919 F.2d 1579 (Fed. Cir. 1990) (court found that counsel for both sides had misled both district court and court of appeals in asking the courts to decide issues of infringement with respect to non-existing product, had made statements of fact with no reference to the record, had cited arguments of counsel as “evidence,” had referred to materials as if they were before the district court when they were not and generally abandoned professional obligations as officers of court).

D.  Summary

Taking into consideration what I find to be the proper construction of the disputed claims, the undisputed facts and the arguments of the parties, I conclude that plaintiff is entitled to a finding of infringement, as sought in its motion for partial summary judgment.  Defendants have not denied that they infringed the claims of the patent; they have argued only that various affirmative defenses relieve them of liability for what would otherwise be infringing acts.  The affirmative defenses are mostly wishful thinking.  They are not supported by the factual evidence or by the law.

ORDER

IT IS ORDERED that the disputed terms in plaintiff Infigen, Inc.’s U.S. Patent No. 5,496,720 patent is construed as follows:

As used in claims 1 and 18 of the ‘720 patent, “oocyte” refers to an unfertilized egg in either its natural state or one whose nucleus has been removed or replaced with a foreign nucleus; “in sequence” means the order in which the chemical processes of increasing levels of divalent cations and reducing phosphorylation take place and to the order in which chemicals are added to produce these reactions; and “parthenogenic activation” refers to any form of stimulating embryo development without the use of spermatozoa, even if carried out on a nuclear fused oocyte.

FURTHER, IT IS ORDERED that plaintiff Infigen, Inc.’s motion for partial summary judgment is GRANTED as to its claims that

1.  Defendants Advanced Cell Technology, Inc. and Steven L. Stice infringed claims 1-7, 9-12 of the ‘822 patent by their use of CR1 or CR2 media;

2.  Defendants infringed claims 1-7, 9-12 of the ‘822 patent by their use of CR1 or CR2 media as control media;

3.  Defendants infringed claims 1, 7,10-12 of the ‘822 patent by their use of CR2 media in the absence of bovine serum albumin;

4.  Defendants infringed claims 1-6, 10-13 and 15-23 of the ‘720 patent by their use of methods of their alleged “sequential” activation of oocytes;

5.  Defendants infringed claims 1-6, 10-13 and 15-23 of the ‘720 patent by their use of the methods of their alleged “simultaneous” activation of oocytes; and

6.  Defendants infringed claims 1-6, 10-13 and 15-23 of the ‘720 patent by their use of methods of their alleged “sequential” activation of oocytes used as a control activation method.

FURTHER, IT IS ORDERED that the motion for partial summary judgment of defendants Advanced Cell Technology, Inc. and Steven L. Stice is DENIED; plaintiff’s motion to strike the affidavit of Steven L. Stice is DENIED as unnecessary; and defendants’ motion to strike references to extrinsic evidence from plaintiff’s brief on claim construction is DENIED.

Entered this 24th day of June, 1999.

BY THE COURT:

/s/ Barbara B. Crabb
BARBARA B. CRABB
District Judge